Exhibit 4.11

AMENDMENT NO. 1 TO DEBT REGISTRATION RIGHTS AGREEMENT

This Amendment No. 1 to Debt Registration Rights Agreement (this “Amendment”), dated as of October 24, 2012, is by and among Green Field Energy Services, Inc., a Delaware corporation (the “Company”), Hub City Tools, Inc., a Louisiana corporation, and Jefferies & Company, Inc. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Debt Registration Rights Agreement (as defined below).

WHEREAS, the parties hereto entered into that certain Debt Registration Rights Agreement dated as of November 15, 2011 (the “Debt Registration Rights Agreement”);

WHEREAS, the Company’s 13% Senior Secured Notes due 2016 (the “Notes”) issued under the Indenture are subject to the terms of the Debt Registration Rights Agreement;

WHEREAS, the Company intends to issue additional 13% Senior Secured Notes due 2016 (the “New Notes”) under the Indenture on October 24, 2012; and

WHEREAS, the Company desires to amend the Debt Registration Rights Agreement, as set forth herein, in order that the terms of the Debt Registration Rights Agreement will apply to the New Notes.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the Parties agree as follows:

Section 1. Amendments.

The heading of the Debt Registration Rights Agreement is hereby amended by striking “$250,000,000” therefrom.

The introductory paragraph of the Debt Registration Rights Agreement is removed in its entirety and replaced as follows:

“Green Field Energy Services, Inc., a Delaware corporation (the “Company”), is issuing and selling to Jefferies & Company, Inc. (the “Initial Purchaser”) 250,000 units that, in the aggregate, consist of (i) $250,000,000 in aggregate principal amount of 13% Senior Secured Notes due 2016 (each a “Note” and, collectively, the “Notes”) and (ii) 250,000 warrants to purchase the Company’s common stock (each a “Warrant” and collectively, the “Warrants”), in each case, upon the terms set forth in the Purchase Agreement, dated November 9, 2011, by and among the Company, the Initial Purchaser and the guarantors named therein (the “Purchase Agreement”). The Company is also issuing additional 13% Senior Secured Notes due 2016 (the “New Notes”) under the Indenture in a private placement pursuant to the exemption from registration provided under Section 4(a)(2) of the Securities Act. For the avoidance of doubt, the New Notes shall be considered “Notes” for purposes of this Agreement. As an inducement to the Initial Purchaser to enter into the Purchase Agreement, the Company and the subsidiary guarantors listed in the signature pages hereto agree with the Initial Purchaser, for the benefit of the Holders (as defined below) of the Notes (including, without limitation, the Initial Purchaser), as follows:”

The first sentence of Section 2(b) of the Debt Registration Rights Agreement is removed in its entirety and replaced as follows:

“Interest on the Exchange Notes and Private Exchange Notes will accrue from the last interest payment date on which interest was paid on the Notes surrendered in exchange therefor or, if no interest has been paid on the Notes, (i) in the case of Notes issued on November 15, 2011, from the Closing Date, and (ii) in the case of New Notes, from May 15, 2012.”

Section 2. Ratification of Debt Registration Rights Agreement. Except as expressly modified and amended herein, all of the terms and conditions of the Debt Registration Rights Agreement shall remain in full force and effect.

Section 3. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAW. THE COMPANY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK OR ANY FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AMENDMENT, AND IRREVOCABLY ACCEPTS FOR ITS AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, JURISDICTION OF THE AFORESAID COURTS. THE COMPANY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, TRIAL BY JURY AND ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT AND ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. THE COMPANY IRREVOCABLY CONSENTS, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE COMPANY AT ITS SAID ADDRESS, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY HOLDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE COMPANY IN ANY OTHER JURISDICTION.

Section 4. Successors and Assigns. This Amendment shall inure to the benefit of and be binding upon the successors and assigns of each of the parties hereto, including, without limitation and without the need for an express assignment, subsequent Holders of Notes.

Section 5. Counterparts. This Amendment may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 6. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

[Signature Page Follows]

IN WITNESS WHEREOF, this Amendment has been signed by each of the Parties as of the day and year first above written.

GREEN FIELD ENERGY SERVICES, INC.

By:	/s/ Michel B. Moreno
Name:	Michel B. Moreno
Title:	Chief Executive Officer

HUB CITY TOOLS, INC., as Subsidiary Guarantor

By:	/s/ Michel B. Moreno
Name:	Michel B. Moreno
Title:	Chief Executive Officer

[Signature Page to Amendment No. 1 to Debt Registration Rights Agreement]

ACCEPTED AND AGREED TO: JEFFERIES & COMPANY, INC.

By:	/s/ Jay Levy
Name:	Jay Levy
Title:	Managing Director

[Signature Page to Amendment No. 1 to Debt Registration Rights Agreement]